                                                                     EXHIBIT 2.2

                                ESCROW AGREEMENT

         This Escrow Agreement (this "Agreement") is entered into as of October 5, 1999, by and among Silknet Software, Inc., a Delaware corporation (referred to herein as "Silknet" or the "Indemnified Party"), American Stock Transfer & Trust Company, as escrow agent (the "Escrow Agent"), and Stefania Nappi (the "Indemnification Representative") and the shareholders (the "InSite Shareholders") of InSite Marketing Technology, Inc., a Delaware corporation ("InSite"). Capitalized terms not defined herein shall have the meaning assigned to them in the Agreement and Plan of Merger and Reorganization dated as of October 5, 1999 (the "Merger Agreement").

                                   RECITALS

         WHEREAS, Silknet, InSite Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Silknet ("Merger Sub"), InSite and certain InSite Shareholders have entered the Merger Agreement, pursuant to which Merger Sub will merge with and into InSite (the "Merger"), with InSite surviving the Merger.

         WHEREAS, Section 2.2 of the Merger Agreement provides that at the Closing 49,713 shares of common stock, par value $.01 per share, of Silknet (including any dividend or equitable adjustment thereon in the event of a stock split, stock dividend, stock recombination, recapitalization or like event, the "Escrow Shares") shall be deposited by Silknet in escrow (such deposit and any future deposits pursuant to Section 4 herein constituting the "Escrow Fund") and shall be held as collateral for the indemnification obligations of the InSite Shareholders under Exhibit G of the Merger Agreement (which Exhibit G is attached hereto as Appendix A);

         WHEREAS, the execution and delivery of this Agreement is a condition precedent to the closing of the transactions contemplated by the Merger Agreement; and

         WHEREAS, the parties to this Agreement desire to establish the terms and conditions pursuant to which the Escrow Shares will be deposited into, held in, and disbursed from, the Escrow Fund.

         NOW, THEREFORE, the parties to this Agreement agree as follows:

         1.       ESCROW; INDEMNIFICATION AND VALUE OF ESCROW SHARES.

         (a) ESCROW FUND. The Escrow Agent agrees to accept delivery of such Escrow Shares and to hold such Escrow Shares delivered to it in escrow subject to the terms and conditions of this Agreement. Silknet and the Indemnification Representative agree that the Escrow Agent will hold the Escrow Shares subject to the terms and conditions set forth herein and as set forth in Exhibit G of the Merger Agreement (collectively, the "Escrow Provisions") until the Escrow Agent is required to release such Escrow Shares pursuant to the terms of this Agreement.

         (b) INDEMNIFICATION. The Escrow Agent is hereby notified that the InSite Shareholders have agreed pursuant to the Merger Agreement to indemnify Silknet in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by InSite, as the surviving corporation of the Merger or Silknet or any affiliate thereof resulting from, relating to or constituting:

         (i) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of InSite contained in the Merger Agreement or the Company Disclosure Schedule (as defined in the Merger Agreement);
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                                      -2-



         (ii) any failure of any InSite Shareholder to have good, valid and marketable title to the issued and outstanding shares of InSite common stock, $.001 par value per share (the "InSite Common Stock") issued in the name of such InSite Shareholder, free and clear of all liens, encumbrances or other security interests; or

         (iii) any claim by a stockholder or former stockholder of InSite, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of InSite; (ii) any rights of a stockholder (other than the right to receive the Consideration Shares pursuant to the Merger Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of InSite; or (iv) any claim that his, her or its shares were wrongfully repurchased by InSite.

         (c) VALUE OF ESCROW SHARES. For purposes of this Agreement and Exhibit G of the Merger Agreement, the Escrow Shares shall be valued at $36.397 per share, subject to appropriate equitable adjustment in the event of a stock split, stock dividend, stock recombination, recapitalization or like event (the "Escrow Per Share Value"). Silknet agrees to notify the Escrow Agent in writing as to any such adjustment in the Escrow Per Share Value.

         (d) DETERMINATION OF NUMBER OF ESCROW SHARES. Anytime the Escrow Agent is obligated to release Escrow Shares to Silknet under the terms of this Agreement, the number of Escrow Shares to be released to Silknet shall be equal to the amount of the Claim (as defined in Section 2(b)(i) hereof), or other cost or expense reimbursement to be satisfied pursuant to Section 6 hereof, divided by the Escrow Per Share Value. If the calculation herein results in a fractional number of Escrow Shares, such number of Escrow Shares shall be rounded, up or down, as the case may be, to the nearest whole number of Escrow Shares.

         2.       RELEASE FROM ESCROW.

         (a) DELIVERY OF ESCROW SHARES. On the Effective Date, Silknet will deliver the Escrow Shares to the Escrow Agent for deposit into the Escrow Fund.

         (b)      RELEASE TO THE INDEMNIFICATION REPRESENTATIVE.

                  (i) so long as any portion of the Escrow Fund remains held pursuant to this Agreement, the Escrow Agent shall deliver to Silknet that portion of the Escrow Fund equal in value to the amount of claims for Damages (a "Claim") by Silknet if any, which have been settled or finally determined between Silknet and the Indemnification Representative in accordance with Section 6 below;

                  (ii) All representations and warranties contained in the Merger Agreement or the Company Disclosure Schedule shall (a) survive the Closing and any investigation at any time made by or on behalf of Silknet and (b) shall expire on the earlier of (i) one day prior to the first anniversary of the Closing Date, or (ii) the issuance of the first independent audit report concerning the financial statements of Silknet containing thirty (30) days of combined post-merger operations of Silknet and the Company (the "Release Date). If Silknet delivers to the Indemnification Representative, before expiration of a representation or warranty, either a Notice of Claim (as defined in
         Section 5(a) hereof) based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, Silknet reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Silknet, the Silknet shall promptly so notify the Indemnification Representative; and if the Silknet has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Release Date with respect to such Expected Claim Notice, the Indemnification Representative and the Silknet shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the InSite Shareholders.
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                                      -3-



                  (iii) within thirty (30) days following the Release Date, the Escrow Agent shall deliver to the Indemnification Representative any remaining portion of the Escrow Fund held pursuant to this Agreement minus (i) an amount equal in value to the amount of Claims of Silknet under Section 1(b) and Section 5, if any, that have been settled or finally determined between Silknet and the Indemnification Representative on or before the Release Date but have not, as of that date, been delivered to Silknet hereunder and (ii) an amount equal in value to the amount of any unresolved Claim by Silknet, if any, set forth in Silknet's Notice of Claim pursuant to Section 5 below given on or prior to the Release Date. Such retained portion of the Escrow Fund shall be retained only until the claim for indemnification pursuant to which such portion is being retained is settled or finally determined between Silknet and the Indemnification Representative in accordance with Section 6 below.

         (c) RELEASE OF ESCROW FUND. The Escrow Fund will be held by the Escrow Agent in accordance with the terms of this Agreement until required to be released pursuant to this Agreement. Silknet will take such action as may be necessary to cause released Escrow Shares to be in the name of the InSite Shareholders.

         (d) NO ENCUMBRANCE. Neither the Escrow Fund nor any Escrow Shares, nor any beneficial interest therein, may be pledged, sold, assigned or transferred, including by operation of law, by the Indemnification Representative or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Indemnification Representative (other than pursuant to this Escrow Agreement).

         3. VOTING RIGHTS. In the event of a meeting or written action of stockholders of Silknet during the term of this Agreement, the Escrow Agent shall send to InSite Shareholders copies of any notices, proxies and proxy material received by it in connection with such meeting. Silknet hereby undertakes to independently furnish copies of all such notices, proxies and proxy materials directly to the InSite Shareholders and to cooperate with the Escrow Agent to facilitate the exercise by the InSite Shareholders of voting rights in the Escrow Shares. Upon request of an InSite Shareholder, the Escrow Agent shall execute and deliver a proxy authorizing such InSite Shareholder to vote the whole number of such InSite Shareholder's Escrow Shares.

         4. DIVIDENDS AND DISTRIBUTIONS. All dividends and other distributions or rights paid on or granted with respect to the Escrow Shares shall be added to the Escrow Fund and shall be held hereunder upon the same terms as the Escrow Shares. Any cash in the Escrow Fund shall be held by the Escrow Agent uninvested in a non-interest bearing account.

         5. NOTICE OF CLAIM.

         (a) Each notice of a Claim by Silknet (the "Notice of Claim") shall be delivered in writing at the same time to the Indemnification Representative and the Escrow Agent, and shall contain the following information:

                  (i) Silknet's good faith estimate of the reasonably foreseeable amount of the claimed Damages; (the "Claimed Amount")

                  (ii) a brief description of the facts, circumstances or events giving rise to the claimed Damages based on Silknet's good faith belief thereof; and

                  (iii) the specific bases upon which indemnification may be sought.

         (b) The Escrow Agent will not release any portion of the Escrow Fund to Silknet pursuant to a Notice of Claim until such Notice of Claim has been resolved or is uncontested in accordance with this Agreement.

         6. RESOLUTION OF NOTICE OF CLAIM AND RELEASE OF ESCROW FUND. Any Notice of Claim received by the Indemnification Representative and the Escrow Agent pursuant to Section 5 above will be resolved as follows:
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                                      -4-



         (a) Silknet shall give written notification to the Indemnification Representative of the commencement of any suit or proceeding relating to a third party claim for which indemnification may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnification Representative may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnification Representative may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to the Merger Agreement, and (B) the ad damnum is less than or equal to the amount of Damages for which the InSite Shareholders are liable under the Merger Agreement and the indemnification provisions contained herein, and (ii) the Indemnification Representative may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnification Representative does not so assume control of such defense, the Indemnified Party shall control such defense.

         The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnification Representative assumes control of such defense and the Indemnified Party reasonably concludes that the InSite Shareholders and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. Neither the Indemnification Representative nor the InSite Shareholders shall agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnification Representative, which shall not be unreasonably withheld or delayed.

         (b) Within 20 days after delivery of a Notice of Claim, the Indemnification Representative shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnification Representative shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, in which case the Indemnification Representative and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to Silknet such number of Escrow Shares as have an aggregate Escrow Value Per Share equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") in which case the Indemnification Representative and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to Silknet such number of Escrow Shares as have an aggregate Escrow Value Per Share equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnification Representative in the Response disputes the liability of the InSite Shareholders for all or part of the Claimed Amount, the Indemnification Representative and the Indemnified Party shall follow the procedures set forth in Section 6(d) below for the resolution of such dispute (a "Dispute").

         (c) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnification Representative and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnification Representative and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnification Representative and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section (c) shall not obligate the Indemnification Representative and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnification Representative and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnification Representative nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnification Representative and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnification Representative, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnification Representative and the Indemnified Party shall be shared equally by the Indemnification Representative (and shared among the InSite Shareholders as provided in the Merger Agreement) and the Indemnified Party. The Indemnification Representative and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to Silknet and/or the InSite Shareholders (which notice shall be consistent with the terms of the resolution of the Dispute).

         (d) Notwithstanding the other provisions of this Agreement, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to the Merger Agreement, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Section 6, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Section, for any such Damages for which it is entitled to indemnification pursuant to the Merger Agreement (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification), under the terms of the Merger Agreement). If the indemnified party exercised its rights pursuant to this Section 6, it shall advise the Indemnifying Party prior to exercising such right and in good faith seek to solicit the views of the Indemnifying Party with respect to any such matters. The payment or satisfaction of any obligation pursuant to this Section shall not itself evidence the existence or amount of damages.

         (e) For purposes of this Section 6, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in this Section) shall be deemed to refer to the Indemnification Representative. The Indemnification Representative shall have full power and authority on behalf of each InSite Shareholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the InSite Shareholders under this Agreement. The Indemnification Representative shall have no liability to any InSite Shareholder for any action taken or omitted on behalf of the InSite Shareholders pursuant to this Agreement.

         (f) In the event that the Indemnification Representative does not contest a Notice of Claim (or contests only a portion of the claim) in writing to the Escrow Agent and Silknet within twenty (20) days after such Notice of Claim is deemed delivered pursuant to Section 13 below, the Escrow Agent will
(i) promptly release to Silknet in accordance with Silknet's written instructions that portion of the Escrow Fund equal in value to the
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                                      -6-



amount specified in the Notice of Claim (that is not contested) and (ii) notify the Indemnification Representative of such transfer in writing.

         (g) If a lawsuit is commenced as to any matter relating to this Agreement or the Escrow Shares, all of the parties to this Agreement shall waive any right to trial by jury.

         (h) Silknet need not exhaust any other remedies that may be available to it but may proceed directly in accordance with the provisions of this Agreement. Silknet may make claims against the Escrow Fund and in satisfaction thereof may recover all or a portion of the Escrow Fund, in accordance with and subject to the terms of this Agreement, without making any other claims directly against the Indemnification Representative and without rescinding or attempting to rescind the transactions consummated pursuant to the Merger Agreement. The assertion of any single claim for indemnification hereunder will not bar Silknet from asserting other claims hereunder. Notwithstanding the foregoing, if Silknet elects to make a claim against the Escrow Fund for any breach or default by InSite under the Merger Agreement arising out of an action against a person not a party to the Merger Agreement (a "Third Person Claim"), then the Indemnification Representative shall be subrogated to the rights of Silknet with respect to such Third Person Claim, and Silknet shall assign all of its rights in connection with such Third Person Claim necessary for the Indemnification Representative to assert such claim against such third party.

         (i) Whether or not there is a Notice of Claim being disputed pursuant to Section 6(b) (ii) or (iii) hereof, the Escrow Agent shall release to Silknet, upon receipt of a Statement of Cost of Investigation (as defined below) that portion of the Escrow Fund necessary to reimburse Silknet for all costs of investigation (including reasonable attorneys' fees, costs and expenses) actually incurred in connection with a Third Person Claim. Such fees, costs and expenses shall be specified in reasonable detail in a written statement or statements delivered to the Escrow Agent and the Indemnification Representative and each such statement shall cover one calendar month (each a "Statement of Cost of Investigation").

         (j) The Escrow Agent is authorized and directed to deliver any Escrow Funds due the Indemnification Representative under this Agreement in accordance with Section 2(b) after (i) delivery to Silknet of that portion of the Escrow Fund equal in value to the aggregate amount of any payments to the Escrow Agent's or Silknet attorneys' and accountants' and other fees and expenses incurred on behalf of the Indemnification Representative as contemplated by this Agreement under Section 9, and (ii) withholding that portion of the Escrow Fund equal in value to the amount of any costs and expenses payable by Silknet relating to potential disputes or Damages arising with respect to indemnification or other obligations of the Indemnification Representative under this Agreement. Such delivery of all or a portion of the Escrow Fund to the Indemnification Representative shall be as set forth in writing by the Indemnification Representative and Silknet.

         (k) As to compliance with any of the foregoing restrictions and limitations, the Escrow Agent shall have no responsibility to independently calculate or otherwise determine such matters but may rely conclusively on the other parties hereto in their related requests and instructions.

         7.       LIMITATIONS ON CLAIMS AND DAMAGES.

         (a) Notwithstanding anything to the contrary herein, (i) the InSite Shareholders shall not be liable under the Merger Agreement unless and until the Damages arising out of any Claim arising out of the same event or series of events or events of a similar nature exceed, with respect to InSite, $5,000 (a "Minor Claim") (it being agreed that such claims are immaterial in nature and accordingly not subject to indemnification hereunder) and unless and until the aggregate Damages for which the InSite Shareholders would otherwise be liable exceed, with respect to InSite, $100,000 (the "Company Threshold") (at which point the InSite Shareholders shall become liable for the aggregate Damages in excess of, with respect to InSite, $100,000). For purposes solely of this
Section 7, all representations and warranties of InSite in Article IV of the Merger Agreement shall be construed as if the term "material" and any reference to "Company Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties. Nothing contained herein or the Merger Agreement shall be deemed to limit the rights or remedies of Silknet with respect to a breach of the representations of InSite contained in Section 4.15(a) - (g) and (j) of the Merger Agreement regarding Company Intellectual Property (the "Intellectual Property

Representations") and the representations of the InSite Shareholders contained in Article IV-A of the Merger Agreement; provided, however, (i) the aggregate liability of any InSite Shareholder in connection with the foregoing representations other than the Intellectual Property Representations shall not exceed the value of the Escrow Shares held on behalf of such InSite Shareholder and (ii) the aggregate liability of any InSite Shareholder in connection with the Intellectual Property Representations shall be limited in value to one-half of the Consideration Shares issued to such InSite Shareholder, valued at the Escrow Per Share Value, payable in Consideration Shares and/or cash; and provided, further, in each case that Minor Claims and the Company Threshold shall apply with respect to Claims for indemnification based on the foregoing representations.

         Pursuant to Section 9.9 of the Merger Agreement, Silknet shall pay the reasonable, documented expenses incurred by InSite for accountants and attorneys incurred on behalf of InSite in connection with the Merger up to a maximum amount not to exceed $60,000. If such expenses exceed $60,000, Silknet may withdraw from the Escrow Fund a sufficient number of Escrow Shares (valued at the Escrow Per Share Value) equal to any amount incurred by Silknet in excess of $60,000. The Company Threshold and Minor Claims shall not apply to these expenses incurred by InSite (or paid by Silknet) in excess of $60,000.

         (b) Except with respect to a breach of the Intellectual Property Representations, a breach of a representations or warranties set forth in
Article IV-A of the Merger Agreement or claims based on fraud, this Agreement shall be the exclusive means for Silknet to collect any Damages for which it is entitled to indemnification.

         (c) Except with respect to a breach of an Intellectual Property Representation, a breach of a representation or warrant set forth in Article IV-A of the Merger Agreement or claims based on fraud, after the Closing, the rights of Silknet under this Agreement shall be the exclusive remedy of Silknet with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in the Merger Agreement. This Agreement is intended to secure the indemnification obligations of the InSite Shareholders under the Merger Agreement.

         (d) No InSite Shareholder shall have any right of contribution against InSite or the Surviving Corporation with respect to any breach by InSite of any of its representations, warranties, covenants or agreements. The liability of the InSite Shareholders shall be several and not joint and no such stockholder shall have any liability which exceeds such stockholder's pro rata portion of the Escrow Shares, except with respect to (i) any claims based on fraud of an InSite Shareholder or (ii) a breach of Article IV-A of the Merger Agreement by an InSite Shareholder (a "Breaching Indemnifying Shareholder") in which case, that portion of the Escrow Shares held for the benefit of such Breaching Indemnifying Shareholder shall be available to Silknet in connection with a claim based on (i) or (ii) hereof.

         8.       LIMITATION OF THE ESCROW AGENT'S LIABILITY.

         (a) The parties acknowledge and agree that the Escrow Agent shall not be responsible for any of the agreements referred to herein but shall only be obligated for the performance of such duties as are specifically set forth herein. The Escrow Agent (and its directors, officers and employees) will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity or accuracy thereof), nor for any other action or inaction, except its own willful misconduct, bad faith or gross negligence. In no event shall the Escrow Agent be liable for indirect, special, punitive or consequential damages. The Escrow Agent will not be responsible for the validity or sufficiency of this Agreement, including the amount of Escrow Shares. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel (which may be in-house counsel), and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action under this Agreement involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

         (b) In the event conflicting demands are made or notices are served upon the Escrow Agent with respect to the Escrow Fund or should a third party make a claim on such Escrow Fund, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do any of the following: (i) resign so a successor can be appointed pursuant to Section 10, (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves; or (iii) retain all or any of the Escrow Fund in its possession, without liability to anyone, until such dispute shall have been settled as contemplated in Section 6. In no event shall the Escrow Agent be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability of the Escrow Agent unless it shall have been furnished with acceptable indemnification. In the event an interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Agreement, and the non-prevailing party in such dispute will pay the Escrow Agent all costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent's rights under this Section 8 (such costs, fees and expenses will be treated as extraordinary fees and expenses for the purposes of Section 9). The resignation of the Escrow Agent under this section shall not affect the right of the Escrow Agent to be paid any amount due to the Escrow Agent hereunder.

         (c) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or subescrow agent employed by the Escrow Agent than any such book-entry depository or subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository or subescrow agent was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct.

         9.       ESCROW AGENT EXPENSES.

         (a) All fees and expenses including attorney's fees of the Escrow Agent incurred in entering into this Agreement and in the ordinary course of performing its responsibilities (in accordance with the attached fee schedule which may be subject to change annually) hereunder will be paid by Silknet upon receipt of a written invoice by the Escrow Agent. Any extraordinary fees and expenses including attorney's fees, including without limitation any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of the Escrow Fund or the validity of a Claim or Claims by Silknet will be paid by the non-prevailing party in such dispute, provided, however, if neither party has clearly prevailed, the arbitrator or judge may apportion such fees and expenses between Silknet and the Indemnification Representative. The Indemnification Representative's liability for the extraordinary fees and expenses of the Escrow Agent may be paid by Silknet and recovered as a claim hereunder out of the Escrow Fund. If Silknet has paid the Indemnification Representative's portion of such fees and expenses as permitted under this
Section 9 then the Escrow Agent will, upon written demand by Silknet, transfer to Silknet a portion of the Escrow Fund equal in value to such portion of fees and expenses.

         In the event the Escrow Shares remaining in the Escrow Fund are not sufficient to pay the extraordinary fees and expenses of the Escrow Agent, as described in the prior paragraph, or in the event the Escrow Agent incurs any liability by reason of its acceptance or administration of this Escrow Agreement, Silknet and the Indemnification Representative, jointly and severally, agree to indemnify the Escrow Agent, its officers, directors and employees, against any such liability or for its extraordinary fees and expenses or costs and expenses, including, without limitation, counsel fees and expenses, as the case may be. Such joint and several liability shall not diminish the right of either Silknet or the Indemnification Representative to pursue the other for payment of such fees and expenses, which shall be shared equally between Silknet and the Indemnification Representative. Notwithstanding the foregoing, no indemnity need be paid in the event of the Escrow Agent's gross negligence, bad faith or willful misconduct.

         (b) Silknet and the Indemnification Representative, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the holding and payment of the Escrow Fund under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions of late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Agreement. Silknet and the Indemnification Representative undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. Silknet and the Indemnification Representative, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees), interest and penalties. The provisions of Sections 9(a) and (b) shall survive the termination of this Agreement.

         10. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity as such, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving written notice of resignation to the Indemnification Representative and Silknet, specifying by not less than thirty (30) days prior written notice of such date when such resignation will take effect. Silknet will designate a successor Escrow Agent prior to the expiration of such thirty (30) day period by giving written notice to the Escrow Agent and the Indemnification Representative. Silknet may appoint a successor Escrow Agent without the consent of the Indemnification Representative so long as such successor is a bank or trust company with assets of at least One Hundred Million Dollars ($100,000,000), and may appoint any other successor Escrow Agent with the consent of the Indemnification Representative, which consent will not be unreasonably withheld, conditioned or delayed. The Escrow Agent will promptly transfer the Escrow Fund to such designated successor. In the event no successor Escrow Agent is appointed as described in this Section 10, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent.

         11. LIMITATION OF RESPONSIBILITY; NOTICES. The Escrow Agent's duties are limited to those set forth in this Escrow Agreement, and no additional duties or obligations shall be implied; and the Escrow Agent may rely upon the written notices delivered to the Escrow Agent hereunder.

         12.      [INTENTIONALLY LEFT BLANK]

         13. NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been received (a) when delivered personally, (b) when sent by confirmed telecopy, (c) one (1) day following when sent by commercial overnight courier with written verification of receipt, or (d) three (3) business days following when mailed postage prepaid by first class mail, postage prepaid, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 13.

Escrow Agent:                             American Stock Transfer & Trust Company
                                          40 Wall Street, 46th Floor
                                          New York, NY  10005
                                          Attention:    Karen Lazar
                                          Facsimile:  (718) 921-8310

Indemnification Representative:           Stefania Nappi
                                          InSite Marketing Technology, Inc.
                                          85 River Street
                                          Suite 8
                                          Waltham, MA 02453
                                          Facsimile: (781) 894-4674

With copy to:                             Foley, Hoag & Eliot LLP
                                          One Post Office Square
                                          Boston, MA 02109
                                          Attn: Robert L. Birnbaum
                                          Facsimile: (617) 832-7000

Silknet:                                  Silknet Software, Inc.
                                          50 Phillippe Cote Street
                                          Manchester, NY  03101
                                          Attention:  Patrick J. Scannell, Jr.

With copy to:                             Testa Hurwitz, & Thibeault, LLP
                                          Oliver Street Tower
                                          125 High Street
                                          Boston, MA  02110
                                          Attention:  John Hession
                                          Facsimile:  (617) 248-7100



         14.      GENERAL.

         (a) GOVERNING LAW. It is the intention of the parties hereto that the internal laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties to this Agreement.

         (b) BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties to this Agreement.

         (c) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected in this Agreement as signatories.

         (d) ENTIRE AGREEMENT. Except as set forth in the Merger Agreement, this Agreement, the documents referenced in this Agreement and the exhibits to such documents, constitute the entire understanding and agreement of the parties to this Agreement with respect to the subject matter of this Agreement and of such documents and exhibits and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to this Agreement, provided that with respect to the Escrow Agent, this Agreement (without reference to any other agreements) sets forth the entire understanding of the parties. Notwithstanding anything to the contrary in the previous sentence, Silknet and the Indemnification Representative agree that, in the event that any term(s) or provision(s) of this Agreement conflict(s) with a term or provision of the Merger Agreement, the term(s) and condition(s) of the Merger Agreement will control (except with respect to the responsibilities of the Escrow Agent). The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Agreement.

         (e) WAIVERS. No waiver by any party to this Agreement of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

         (f) AMENDMENT. This Agreement may be amended with the written consent of Silknet, the Escrow Agent and the Indemnification Representative. In addition, if the Escrow Agent does not agree to an amendment agreed upon by Silknet and the Indemnification Representative, Silknet will appoint a successor Escrow Agent in accordance with Section 10.

         (g) ARBITRATION. Except as set forth in Section 6 regarding Claims for Damages, Silknet and the Indemnification Representative agree that any controversy or claim arising out of, or relating to, the breach of this

Agreement will be settled by arbitration by, and in accordance with the applicable Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) will have the right to assess, against a party or among the parties, as the arbitrator(s) deem reasonable, (i) administrative fees of the American Arbitration Association, and (ii) compensation, if any, to the arbitrator(s). Arbitration hearings will be held in the county where the principal office of the Escrow Agent is located.

         (h) CONSENT TO JURISDICTION AND SERVICE. Silknet and the Indemnification Representative hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions of proceeding brought against Silknet and the Indemnification Representative by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, Silknet and the Indemnification Representative hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to Silknet and the Indemnification Representative, as the case may be, at their respective addresses in accordance with Section 13 hereof.

         (i) FORCE MAJEURE. Neither Silknet nor the Indemnification Representative nor Escrow Agent shall be responsible for delays or failures in performance under this Agreement resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

         (j) REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

                              SILKNET SOFTWARE, INC.:


                              By:  /s/ James C. Wood
                                   --------------------------------------------
                                   Name:  James C. Wood
                                   Title:  President & Chief Executive Officer


                              ESCROW AGENT:
                              AMERICAN STOCK TRANSFER & TRUST COMPANY


                              /s/ Herbert J. Lemmer
                              -------------------------------------------------
                              By: Herbert J. Lemmer
                              Title: Vice President



                              INDEMNIFICATION REPRESENTATIVE


                              /s/ Stefania Nappi
                              -------------------------------------------------
                              Stefania Nappi

                                   APPENDIX A


                        EXHIBIT G TO THE MERGER AGREEMENT